EXHIBIT 99.1

AMENDMENT 2004-1

TO THE

CEPHALON, INC.

1995 EQUITY COMPENSATION PLAN

1.                                       Effective as of February 5, 2004, the name of the Plan shall be changed to the “Cephalon, Inc. 2004 Equity Compensation Plan” and all references in the Plan to the “Cephalon, Inc. 1995 Equity Compensation Plan” shall be revised accordingly.

2.                                       Effective as of February 5, 2004, subject to the approval of the Company’s stockholders, the first sentence of Section 3(a) of the Plan shall be amended in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,700,000 shares and, (i) effective February 1, 2002, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 1,200,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 5,900,000 shares; provided, however, that no more than 100,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards, (ii) effective February 6, 2003, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 2,500,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 8,400,000 shares; provided, however, that no more than 100,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards, and (iii) effective February 5, 2004, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 1,300,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 9,700,000 shares; provided, however, that no more than 500,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards.”

3.                                       Effective as of February 5, 2004, subject to the approval of the Company’s stockholders, Section 12(b) of the Plan shall be amended in its entirety to read as follows:

“(b)                           Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of February 5, 2004, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.”

4.                                       As thus amended, the Plan is hereby ratified, republished and reconfirmed and said Plan and this amendment thereto hereby constitute the Plan.